Exhibit 10.1

Sonus Networks, Inc.

4 Technology Park Drive

Westford, MA  01886

October 24, 2013

Mark T. Greenquist

By electronic delivery

Dear Mark:

I am pleased to provide you in this letter (the “Agreement”) with the terms and conditions of our offer of employment with Sonus Networks, Inc. (the “Company”).

1.                                      Position.  You will be employed as Chief Financial Officer, reporting to the President and Chief Executive Officer (the “CEO”).  As the Company’s organization evolves, in addition to performing duties and responsibilities currently associated with the position of Chief Financial Officer, you may be assigned other executive duties and responsibilities as the Company may determine.  As a full-time employee of the Company, you will be expected to devote your full business time and energies to the business and affairs of the Company.

2.                                      Commencement Date/Nature of Relationship.  Your employment shall commence no later than November 11, 2013 (the “Commencement Date”).  Employment by the Company is “at will” and either you or the Company may terminate the employment relationship at any time and for any reason or no reason, subject to the provisions of Section 8 below.

3.                                      Compensation.  During your employment with the Company, you will receive the following compensation:

(a)                                 Base Compensation.  Your initial base salary (“Base Salary”) will be at the annualized rate of $360,000, less applicable state and federal withholdings, paid twice monthly in accordance with the Company’s normal payroll practices.  The Company will review your Base Salary on an annual basis and such Base Salary may be adjusted at the discretion of the Compensation Committee of the Board of Directors (the “Compensation Committee”); provided that you may elect to terminate your employment for Good Reason (as defined below) if the Compensation Committee reduces your Base Salary without your consent.

(b)                                 Target Bonus.  Commencing with the 2014 fiscal year, you will be eligible to participate in the Senior Management Cash Incentive Plan (or its successor) during each year you are employed by the Company, with a target bonus of 75% of your then-current annual Base Salary (“Target Bonus”).  You will not be eligible to receive a bonus for the portion of the 2013 fiscal year that you are employed by the Company.  Specific objectives for your Target Bonus will be agreed upon with the CEO on or after January 1 of each year with respect to an award for such year.  Your annual bonus, if earned, shall be paid as soon as practicable following the Company’s public disclosure of its financial results for the applicable bonus year, but in no event later than April 15 of each such subsequent year.

(c)                                  Stock Option Grants.  You will be granted non-qualified options to purchase 500,000 shares of the Company’s common stock, $.001 par value per share (“Options”), under the Company’s 2007 Stock Incentive Plan, as amended (the “Plan”), subject to the terms of the Plan and the terms of the Company’s stock option agreement, which shall reflect the terms of this Agreement.  The grant date (the

“Grant Date”) will be on the first 15th day of the month that next follows your Commencement Date or the first business day thereafter if that day is not a business day.  The per share exercise price will be the per share closing price of the Company’s common stock on the Grant Date.  Subject to the provisions of this Agreement, these Options shall vest and become exercisable as follows: (A) 25% (125,000 shares) will vest on the first anniversary of the Grant Date and (B) the remaining 75% (375,000 shares) will vest in equal monthly increments through the fourth anniversary of the Grant Date.  These Options will expire on the tenth anniversary of the Grant Date.

(d)                                 Restricted Stock Grants.  On the Grant Date, you will also be granted 250,000 restricted shares of the Company’s common stock (“Restricted Shares”) under the Plan, subject to the terms of the Plan and the Company’s restricted stock agreement, which will reflect the terms of this Agreement.  These Restricted Shares will vest as follows: (A) 25% (62,500 shares) shall vest on the first anniversary of the Grant Date and, (B) 75% (187,500 shares) shall vest in six equal increments semi-annually thereafter through the fourth anniversary of the Grant Date.

(e)                                  Section 83(b) Election.  You may elect under Section 83(b) of the Internal Revenue Code of 1986, as amended, to be taxed at the time the Restricted Shares are acquired on the Grant Date (a “Section 83(b) Election”).  A Section 83(b) Election, if made, must be filed with the Internal Revenue Service within thirty (30) days of the Grant Date.  You are obligated to pay to the Company the amount of any federal, state, local or other taxes of any kind required by law to be withheld with respect to the granting (if a Section 83(b) Election is made) or vesting (if a Section 83(b) Election is not made) of the shares.  If you do not make a Section 83(b) Election, you shall satisfy such tax withholding obligations by delivery to the Company, on each date on which shares vest, (i) cash or (ii) such number of shares that vest on such date as have a fair market value (calculated using the last reported sale price of the common stock of the Company on the NASDAQ Global Select Market on the trading date immediately prior to such vesting date) equal to the amount of the Company’s withholding obligation; provided, however, that the total tax withholding cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income).  If payment is made by delivery of shares, such delivery of shares to the Company shall be deemed to happen automatically, without any action required on your part, and the Company is hereby authorized to take such actions as are necessary to effect such delivery of shares to the Company.

(f)                                   Acquisition.  In the event of an Acquisition (as defined below), (i) 50% of all unvested options granted to you to purchase the Company’s common stock will vest immediately upon the date of the Acquisition, and the remaining unvested options granted to you will continue to vest according to their terms; and (ii) 50% of all restricted shares granted to you will vest immediately upon the date of Acquisition and the remaining unvested restricted shares will continue to vest according to their terms.

4.                                      Employment Eligibility.  In compliance with the Immigration Reform and Control Act of 1986, you are required to establish your identity and employment eligibility.  Therefore, on your first day of employment you will be required to fill out an Employment Verification Form and present documents in accordance with this form.

5.                                      Benefits.  During your employment with the Company, you will be entitled to the following benefits:

(a)                                 You will be entitled to three (3) weeks of vacation per year and such calculation will be ratable for 2013 based upon your Commencement Date.  Unused vacation may be carried over each year during your employment or paid to you upon termination consistent with Company policy and limitations.

(b)                                 You will be entitled to participate as an employee of the Company in all benefit plans, fringe benefits and perquisites generally provided to employees of the Company in accordance with Company policy as in effect from time to time.  Company benefits currently include group health, life and dental insurance, 401(k) program and equity incentive plans.  The Company retains the right to change, add or cease any particular benefit for its employees.

(c)                                  The Company will reimburse you for all reasonable travel, business development, meals, entertainment and other expenses incurred by you in connection with the performance of your duties and obligations on behalf of the Company.  You will comply with such limitations and reporting requirements with respect to expenses as may be established by the Company from time to time and will promptly provide all appropriate and requested documentation in connection with such expenses.

6.                                      Confidentiality.  The Company considers the protection of its confidential information, proprietary materials and goodwill to be very important.  Therefore, as a condition of your employment and the Option and Restricted Share grants described above, you and the Company will become parties to a Confidentiality, Non-Competition and Assignment of Inventions Agreement (“Confidentiality Agreement”).    A copy of the Confidentiality Agreement has been sent with this Agreement.  Please print and sign two copies and return them to the Company prior to your Commencement Date.

7.                                      Indemnity.  As an executive of the Company, the Company will provide you with an Indemnity Agreement, a copy of which has been sent with this Agreement.  Please print and sign two copies and return them to the Company prior to your Commencement Date.

8.                                      Termination and Eligibility for Severance.  Upon any termination of your employment (the “Date of Termination”), you will be paid (i) any and all earned and unpaid portion of your Base Salary through the Date of Termination; (ii) any accrued but unused vacation pay owed to you in accordance with Company practices up to and including the Date of Termination; and (iii) any allowable and unreimbursed business expense incurred through the Date of Termination that are supported by appropriate documentation in accordance with the Company’s policies.  Hereafter, items (i) through (iii) in this Section 8 are referred to as “Accrued Benefits.”  If the Company terminates your employment for Cause (as defined below) or you terminate your employment without Good Reason (as defined below), you will be entitled to receive only the Accrued Benefits.

If the Company terminates your employment without Cause, your employment terminates due to your death or Disability (as defined below), or you terminate your employment with Good Reason, then subject to the additional conditions of this Agreement, the Company will provide you (or your estate or successors or assigns, as the case may be) with the following severance and related post-termination benefits, to which you otherwise would not be entitled:

(a)                                 The Company will pay you a lump sum payment equal to (i) twelve (12) months of your then-current Base Salary payable at the time of termination and (ii) 100% of your then-current Target Bonus; provided, however, that if your termination occurs in contemplation of, upon or after an Acquisition, the Company will pay you a lump sum payment equal to (y) eighteen (18) months of your then-current Base Salary payable at the time of termination and (z) 150% of your then-current Target Bonus.

(b)                                 The Company will continue to pay the Company’s share of medical, dental and vision insurance premiums for you and your dependents for the twelve (12) month period following the termination of your employment; provided, that if your termination occurs in contemplation of, upon or after an Acquisition, the Company will continue to pay the Company’s share of medical, dental and vision insurance premiums for you and your dependents for the eighteen (18) month period following the termination of your employment.  In any case, if, immediately prior to the termination of your employment you were required to contribute towards the cost of such premiums as a condition of receiving such insurance, you may be required to continue contributing towards the cost of such premiums under the same terms and conditions in order to receive such continued insurance coverage.

(c)                                  Any options granted to you by the Company to purchase the Company’s common stock that are unvested as of the Date of Termination and would have vested in the twelve (12) months following your termination will accelerate and immediately vest and become exercisable upon termination, and your options that are or become vested will remain outstanding and exercisable for the shorter of three (3) years following your Date of Termination or the original remaining life of such options; provided that if your termination occurs in contemplation of, upon or after an Acquisition, then all unvested options at that time will accelerate and immediately vest and become exercisable.

(d)                                 Any restricted shares granted to you by the Company that are unvested as of the Date of Termination and that would vest during the twelve (12) months following your termination will accelerate and immediately vest upon termination, and such shares will be freely marketable; provided that if your termination occurs in contemplation of, upon or after an Acquisition, then all of your unvested restricted shares at that time will fully accelerate, immediately vest upon termination and be freely marketable.

(e)                                  The Company’s provision of the benefits described in Section 8(a), (b), (c) and (d) above shall be contingent upon (y) your execution and delivery of a release of all claims of any kind or nature in favor of the Company in a form to be provided by the Company (the “Release Agreement”), and on such Release Agreement becoming effective as a matter of law; and (z) your compliance and continuing compliance with the covenants in your Confidentiality Agreement.  The payment described in Section 8(a) above shall be made promptly following the Company’s receipt of the executed Release Agreement and the expiration of any revocation period described in the Release Agreement.  The Company shall have no further obligation to you in the event your employment with the Company terminates at any time, other than those obligations specifically set forth in this Section 8.

(f)                                   The Company may terminate your employment at any time with or without Cause by written notice to you specifying the Date of Termination.  You may terminate your employment with or without Good Reason by providing written notice to the Company at least thirty (30) days prior to the Date of Termination.  If you seek to terminate your employment for Good Reason, you must provide the Company with written notification specifying the basis for your claim of Good Reason, and the Company shall have ten (10) days following its receipt of such notice to cure the circumstance giving rise to Good Reason.

(g)                                  All payments described above shall be made less applicable local, state and federal withholdings.

9.                                      Definitions.  As used in this Agreement, the following terms shall have the following meanings:

(a)                                 “Acquisition” as used in this Agreement will mean any of the following: (A) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company or its affiliates), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or you) representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; (B) in the event that the individuals who as of the date hereof constitute the Board of Directors (the “Board”), and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the Board then still in office who either were members of the Board as of the date hereof or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; (C) the consummation of a merger or consolidation of the Company with or the sale of the Company to any other entity and, in connection with such merger, consolidation or sale, individuals who constitute the Board immediately prior to the time any agreement to effect such merger or consolidation is entered into fail for any reason to constitute at least a majority of the board of directors of the surviving/purchasing or acquiring entity following the consummation of such merger, consolidation or sale; (D) the stockholders of the Company approve a plan of complete liquidation of the Company; or (E) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets to an entity not controlled by the Company.

(b)                                 “Cause” as used in this Agreement means the occurrence of any of the following: (1) gross negligence or willful misconduct by you in the performance of your duties that is likely to have a material adverse effect on the Company or its reputation; (2) your indictment for, formal admission to (including a plea of guilty or non contendere to), or conviction of (A) a felony, (B) a crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or (C) any crime involving the Company; (3) your commission of an act of fraud or dishonesty in the performance of your duties; (4) repeated failure by you to perform your duties, which are reasonably and in good faith requested in writing by the CEO; (5) material breach of this Agreement by you, which you do not cure within ten (10) days following receipt by you of written notice of such breach; or (6) material breach of any written agreement between you and the Company, including, without limitation, the Confidentiality Agreement, that you fail to remedy within ten (10) days following written notice from the Company.

(c)                                  “Disability” means an illness (mental or physical) or accident, which results in you being unable to perform your duties as an employee of the Company for a period of one hundred eighty (180) days, whether or not consecutive, in any twelve (12) month period.

(d)                                 “Good Reason” means (1) a material breach of this Agreement by the Company, which breach is not cured by the Company within ten (10) days following receipt of written notice thereof from you; provided, however, that the Company may only utilize its cure right two (2) times hereunder; (2) the relocation of the Company’s headquarters without your approval, such that the distance from your residence to the Company’s headquarters is increased by more than forty (40) miles compared to the distance to the Company’s current headquarters in Westford, Massachusetts; (3) a reduction in your then annual Base Salary without your approval; or (4) the assignment to you of a lower position in the organization in terms of your title, responsibility, authority or status without your approval.

10.                               Tax Implications of Termination Payments.  Subject to this Section 10, any payments or benefits required to be provided under Section 8 shall be provided only after the date of your “separation from service” with the Company as defined under Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”). The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to you under Section 8:

(a)                                 It is intended that each installment of the payments and benefits provided under Section 8 shall be treated as a separate “payment” for purposes of Section 409A.  Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(b)                                 If, as of the date of your “separation from service” with the Company, you are not a “specified employee” (each within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in Section 8; and

(c)                                  If, as of the date of your “separation from service” with the Company, you are a “specified employee” (each, for purposes of this Agreement, within the meaning of Section 409A), then:

(i)                                     Each installment of the payments and benefits due under Section 8 that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined for the purposes of Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A; and

(ii)                                  Each installment of the payments and benefits due under Section 8 that is not paid within the short-term deferral period or otherwise cannot be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) and that would, absent this subsection, be paid within the six-month period following your “separation from service” with the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, upon your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service).  Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year following the taxable year in which your separation from service occurs.

11.                               Section 409A of the Code.  This Agreement is intended to comply with the provisions of Section 409A and this Agreement shall, to the extent practicable, be construed in accordance therewith.  Terms used in this Agreement shall have the meanings given such terms under Section 409A if and to the extent required in order to comply with Section 409A.  Notwithstanding the foregoing, to the extent that this Agreement or any payment or benefit hereunder shall be deemed not to comply with Section 409A, then neither the Company, the Board of Directors nor its or their designees or agents shall be liable to you or any other person for any actions, decisions or determinations made in good faith.

12.                               Other Agreements.  You represent and warrant to the Company that you are not bound by any agreement with a previous employer or other party which you would in any way violate by accepting employment with the Company or performing your duties as an employee of the Company.  You further represent and warrant that, in the performance of your duties with the Company, you will not utilize or disclose any confidential information in breach of an agreement with a previous employer or any other party.

13.                               Assignment.  This Agreement is personal in nature and neither of the parties hereto shall, without the written consent of the other, assign or otherwise transfer this Agreement or its obligations, duties and rights under this Agreement; provided, however, that in the event of the merger, consolidation, transfer or sale of all or substantially all of the assets of the Company, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all of the promises, covenants, duties and obligations of the Company hereunder.

14.                               General.

(a)                                 Entire Agreement; Modification.  This Agreement along with the other agreements and Plans referenced herein contain the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth otherwise herein (or in the other documents referenced herein).  This Agreement, along with the other agreements and Plan referenced herein, supersede any and all prior agreements, written or oral, between you and the Company.  No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

(b)                                 Severable Provisions.  The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions of this Agreement shall nevertheless be binding and enforceable.  Notwithstanding the foregoing, if there are any conflicts between the terms of this Agreement and the terms of any Plan document referred to in this Agreement, then the terms of this Agreement shall govern and control.  Except as modified hereby, this Agreement shall remain unmodified and in full force and effect.

(c)                                  Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws provisions hereof.

(d)                                 Arbitration.

(i)                                     Any controversy, dispute or claim arising out of or relating to this Agreement or the breach hereof which cannot be settled by mutual agreement will be finally settled by binding arbitration in the Commonwealth of Massachusetts, under the jurisdiction of the American Arbitration Association or other mutually agreeable alternative arbitration dispute resolution service, before a single arbitrator appointed in accordance with the arbitration rules of the American Arbitration Association or other selected service, modified only as herein expressly provided.  The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings.

(ii)                                  The decision of the arbitrator on the points in dispute will be final, non-appealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof.

(iii)                               The fees and expenses of the arbitrator will be shared equally by the parties, and each party will bear the fees and expenses of its own attorney.

(iv)                              The parties agree that this Section 14(d) has been included to resolve any disputes between them with respect to this Agreement, and that this Section 14(d) will be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award or actions seeking an injunction or temporary restraining order.  In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the parties hereto hereby waive, to the maximum extent allowed by law, any and all right to a trial by jury in or with respect to such litigation.

(v)                                 The parties will keep confidential, and will not disclose to any person, except as may be required by law or the rules and regulations of the Securities and Exchange Commission or other government agencies, the existence of any controversy hereunder, the referral of any such controversy to arbitration or the status or resolution thereof.

(e)                                  Notices.  All notices shall be in writing and shall be delivered personally (including by courier), sent by facsimile transmission (with appropriate documented receipt thereof), by overnight receipted courier service (such as UPS or FedEx) or sent by certified, registered or express mail, postage prepaid, to the Company at the following address:  CEO, Sonus Networks, Inc., 4 Technology Park Drive, Westford, MA 01886, and to you at the most current home address in the Company’s files.  Any such notice shall be deemed given when so delivered personally, or if sent by facsimile transmission, when transmitted, or, if by certified, registered or express mail, postage prepaid mailed, forty-eight (48) hours after the date of deposit in the mail.  Any party may, by notice given in accordance with this paragraph to the other party, designate another address or person for receipt of notices hereunder.

(f)                                   Counterparts.  This Agreement may be executed in more than one counterpart, each of which shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument.

You may accept this offer of employment and the terms and conditions thereof by confirming your acceptance in writing by October 25, 2013.  Please send or deliver your signed letter to the Company, which execution will evidence your agreement with the terms and conditions set forth herein.

Mark, we are enthusiastic about your joining us, and believe that our technical and business goals will provide every opportunity for you to achieve your personal and professional objectives.

****

Very truly yours,

/s/ Raymond P. Dolan
Raymond P. Dolan
President and Chief Executive Officer

Accepted by:

/s/ Mark T. Greenquist	October 24, 2013
Mark T. Greenquist	Date